[AGWAY LOGO]   NEWS SERVICE                           Contact: Stephen H. Hoefer
                                                       Agway Inc., P.O. Box 4933
                                                        Syracuse, New York 13221
                                                      Phone: Office 315.449.6474
                                                               FAX: 315.449.6281
                                                       E-Mail: shoefer@agway.com

================================================================================
FOR IMMEDIATE RELEASE


                    AGWAY ANNOUNCES SALE OF ENERGY BUSINESSES

SYRACUSE, NY, DECEMBER 18, 2003 - Agway, Inc. today announced that the U. S. Bankruptcy Court for the Northern District of New York has approved the sale of substantially all of the assets and business operations of the Agway Energy Products Group to Suburban Propane, L.P., the operating partnership of Suburban Propane Partners, L.P. (NYSE: SPH). The court approval followed an auction hearing in Utica, NY at which no higher or better offers were received for the Energy businesses. The sale closing is currently scheduled to take place on December 23, 2003. The Agway Energy Products Group includes three wholly owned subsidiaries of Agway Inc. - Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services-PA, Inc.

The purchase price of approximately $206 million is subject to certain escrows required under the Asset Purchase Agreement such that the net cash proceeds to be realized at closing will be approximately $177 million.

Agway, Inc., based in Syracuse, NY, is an agricultural cooperative owned by 69,000 Northeast farmer-members. On October 1, 2002, Agway, Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Agway Energy Products LLC, Agway Energy Services, Inc. and Agway Energy Services-PA, Inc. were not included in the Chapter 11 filings.

Agway Energy Products, also based in Syracuse, provides fuel, equipment and service to more than 500,000 customers in homes, farms and businesses throughout Pennsylvania, New Jersey, New York and Vermont.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership. Headquartered in Whippany, NJ, Suburban serves approximately 750,000 residential, commercial, industrial and agricultural customers through 320 customer service centers in 40 states.